Exhibit 10.3

SP Angel Corporate Finance LLP
Prince Frederick House
35 - 39 Maddox Street
London W1S 2PP

T: +44 20 3470 0470

F: +44 20 7493 0250

www.spangel.co.uk

The Directors
Spectral AI, Inc.

2515 McKinney Avenue, Suite 1000

Dallas, TX 75201

United States of America

For the attention of: Vincent Capone, Chief Financial Officer and General Counsel

26 February 2025

CONFIDENTIAL

Dear Directors,

1.	Purpose

We are writing to confirm the terms on which SP Angel Corporate Finance LLP (“SP Angel,” “we” or “us”) has agreed with Spectral AI, Inc (the “Company”) to act as UK Broker in connection with the UK element of a proposed placing for cash of new common stock in the Company with a gross value of approximately US$0.5million before expenses (or such other amount as the Company and SP Angel may agree) at a price per share to be agreed between us but currently expected to be $1.80 (“Fundraising”) and with the expect issue to investors of one warrant for every share subscribed for in the Fundraising.

2.	Terms and Conditions

The appointment of SP Angel in connection with the Fundraising is subject to the terms and conditions set out in Schedules 1 and 2 and the indemnity set out in Schedule 4 of the broker engagement letter entered into by the Company and SP Angel on 3 October 2023 (“Engagement Letter”). Terms defined in Schedule 3 of the Engagement Letter shall, save where the context requires, apply throughout this letter.

3.	Role in relation to the Fundraising

3.1	In connection with the Fundraising SP Angel shall:

3.1.1	assist in the project management of the UK element of the Fundraising, including but not limited to advising on the format and content of any presentations to be made to potential UK investors;

3.1.2	as required, liaise and co-ordinate with the Company’s corporate lawyers, registrars and other advisers in connection with the mechanics of completing the Fundraising;

3.1.3	plan and co-ordinate a UK marketing programme, should this be required, (to include a “road show” designed to introduce potential institutional and other investors to the Company) and presentations, by you, to institutional investors (preceded, where appropriate, by rehearsals and presentation training for Directors involved in the presentations); and

SP Angel Corporate Finance LLP, company number OC317049, is authorised and regulated by the Financial Conduct Authority and is a member of the London Stock Exchange

3.1.4	use reasonable endeavours to secure placees for the shares to be issued by the Company pursuant to the Fundraising (for the avoidance of doubt nothing in this letter shall constitute a commitment or undertaking by SP Angel to enter into a placing agreement or otherwise to procure subscribers for shares in the Company).

4.	Matters outside the Engagement

4.1	The duties and responsibilities of SP Angel under the Engagement shall be limited to those expressly set out in this letter and for the avoidance of doubt shall not include SP Angel:

4.1.1	giving tax, legal, accountancy, actuarial or, other than as expressly set out in this letter, other specialist or technical advice or services;

4.1.2	carrying out any due diligence in relation to any aspect of the Fundraising;

4.1.3	giving advice on any aspects relating to regulatory requirements in or outside the United Kingdom; or

4.1.4	providing services as receiving bankers or registrars.

4.2	In giving any advice SP Angel will give such advice in what it considers to be in the best interests of the Company in the light of the circumstances prevailing at the time any advice is given. Accordingly, such advice may be subject to change. SP Angel gives no representation or warranty that it is possible or advisable for any transaction to proceed.

5.	Fees, Expenses and Payment Terms

5.1	In consideration of our agreeing to provide the Company with such of the advice and services set out in this Letter with regards to the Fundraising, the Company agrees to pay to SP Angel, , the following fees:

5.1.1	A corporate finance fee in connection with the preparation and structuring of the UK elements of the Fundraising of £10,000 payable immediately upon completion of the Fundraising, as evidenced by the commencement of trading in the new stock issued on NASDAQ;

5.1.2	a cash commission of 7 per cent. of the gross funds raised from investors procured by SP Angel payable immediately upon completion of the Fundraising, as evidenced by the commencement of trading in the new stock issued on NASDAQ;

5.1.3	a discretionary corporate finance success fee of £10,000 (“Discretionary Fee”) payable at the Company’s sole discretion immediately upon completion of the Fundraising, as evidenced by the commencement of trading in the new stock issued on NASDAQ; and

5.1.4	the Company will reimburse the reasonable out-of-pocket expenses incurred by SP Angel in relation to the Fundraising, including any settlement fees and any legal fees incurred by SP Angel in connection with a placing agreement, subject to any expenditure in excess of £1,000 (plus VAT if applicable) being approved in writing by the Company prior to being incurred.

5.2	Subject to the approval by the Company of a funds flow statement, it is hereby agreed that the proceeds of the Fundraising as settled by SP Angel or its agent (should the Fundraising proceed) may be transferred to the Company net of the commission, fees and expenses set out in this paragraph 5, and any outstanding payments due under the terms of the Engagement Letter.

6.	Additional Terms and Conditions

6.1	SP Angel is authorised and regulated by the Financial Conduct Authority (“FCA”) and the Company acknowledges that all services provided by SP Angel under this Letter are subject to the FCA Rules. In providing its services, SP Angel is continuing to treat the Company as a retail client as defined in the FCA Rules and as previously notified in the Engagement Letter.

6.2	SP Angel aims to offer the Company an efficient and effective service but is required by the FCA Rules to inform the Company that, if the Company should feel unhappy with any aspect of the service it receives from SP Angel, the Company should not hesitate to contact SP Angel’s Compliance Officer, Tim Jenkins.

6.3	This Letter shall not oblige SP Angel to sell, acquire, underwrite or sub-underwrite any investments, or to provide any form of financing in connection with the Fundraising or otherwise, unless and until it is expressly agreed otherwise in writing. Any such agreement to do so would depend upon separate internal and other approvals, agreement of relevant terms and conditions and the execution of separate documentation.

6.4	SP Angel shall initially be appointed Placing Agent in connection with the Fundraising for a period of one month, after which the Company or SP Angel may terminate SP Angel’s appointment under this agreement by giving not less than 5 business days prior written notice. Any such termination will not affect any legal rights or obligations which may have already accrued nor will it affect the provisions of paragraphs 2, 4 and 6 of this letter.

6.5	In the event that SP Angel’s appointment in connection with the Fundraising is terminated pursuant to paragraph 6.4 of this letter and within 180 days of any such termination a transaction of similar effect occurs the Company shall pay to SP Angel the fees (and commissions) set out in paragraph 5 of this letter. For these purposes a “transaction of similar effect” shall include, without limitation, the sale of the share capital (or any part thereof) of the Company (or any successor vehicle or entity to the Company), the sale of a substantial part of the assets or undertaking of the Company or an investment or subscription for new securities or equity in the Company (or any successor vehicle or entity to the Company) by investors introduced by SP Angel pursuant to this engagement.

6.6	SP Angel may require the Company to enter into a placing agreement pursuant to the Fundraising. In the event that no placing agreement is entered into the Company hereby agrees to give the warranties in Appendix One attached to this engagement.

7.	Governing Law and Jurisdiction

7.1	This Letter shall be governed by, and construed in accordance with, English law and any claims or disputes arising out of, or in connection with, this Letter shall be subject to the exclusive jurisdiction of the English Courts.

7.2	Please sign and return the attached copy of this Letter to confirm your agreement to its terms.

Yours faithfully,

for and on behalf of S. P. Angel Corporate Finance LLP

Stuart Gledhill, Partner

Accepted by:

Vincent S. Capone

Chief Financial Officer

for and on behalf of Spectral AI, Inc

Appendix One - Warranties

1.	All statements of fact contained in the investor presentation to be used in connection with the Fundraising (“Investor Presentation”) are true and accurate in all material respects and not misleading in any material respect and each expression of opinion, intention or expectation and all forecasts and estimates contained in the Investor Presentation are made on reasonable grounds and truly and honestly held by the Directors and have been made after due and careful consideration and enquiry;

2.	All reasonable enquiries have been made to ascertain and verify the accuracy of all statements of fact and the reasonableness of all other statements contained in the Investor Presentation;

3.	To the knowledge of the Company, the Investor Presentation and the issue of the new common stock as part of the Fundraising will insofar as applicable comply with the requirements of the Companies Act 2006, the Market Abuse Regulation, the Listing Rules, the Financial Services and Markets Act and all other applicable laws, rules and regulations;

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